EXHIBIT 10.4

SUBORDINATED PROMISSORY NOTE

Merix Caymans Trading Company Limited

September 29, 2005

FOR VALUE RECEIVED, Merix Caymans Trading Company Limited, a company incorporated under the laws of the Cayman Islands with its registered office at Century Yark, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, Grand Cayman, British West Indies (the “Company”), unconditionally and irrevocably promises to pay to the order of Eastern Pacific Circuits Holdings Limited (“Seller”) the aggregate of (a) Eleven Million U.S. Dollars (U.S.$11,000,000) and (b) an amount equal to the EBITDA Earnout Consideration (as defined in the SPA, as defined below) (“Principal”), plus interest on the unpaid balance of the Principal from the date hereof at the rate of (i) 7% per annum from the date of this Note to and inclusive of 1 December, 2006, (ii) thereafter 8% per annum to and inclusive of 1 December 2007, and (iii) thereafter 9% per annum until this Note is fully paid as specified below (“Fixed Interest Rate”). The maturity date of this Note is the later of (a) 15 March 2009; and (b) the date that is ten (10) Business Days after the date on which all Relevant Claims are settled (“Maturity Date”).

The Company and the Seller are party to a Seller Subordination Agreement dated on or about the date of this Note with Standard Chartered Bank (Hong Kong) Limited as the security agent under the Credit Agreement (as defined below) (“Seller Subordination Agreement”). The terms of this Note are, where expressly provided for, subject to the terms of the Seller Subordination Agreement.

1.	Purchase Agreement

This is the Note referred to in the Master Sale and Purchase Agreement dated 14 April, 2005 as varied by letter agreements dated 28 July, 2005 and 16 September 2005 and further amended by a Supplemental Agreement dated 29 September, 2005 (“SPA”) between the Seller and Merix Corporation as the Buyer. Capitalised terms used, but not defined, herein shall have the meaning given to them in the SPA.

2.	Subordination to Credit Agreement

(a) The Company is a party to a US$30,000,000 credit agreement dated on or about the date of this Note between (amongst others) the Company and Standard

Chartered Bank (Hong Kong) Limited as the security agent (“Credit Agreement”). “Senior Obligations” means all of the liabilities and payment obligations of the Company and its subsidiaries under the Credit Agreement and, subject to paragraph 2(b), all complete and partial refinancings of such liabilities and payment obligations. Notwithstanding any other provision in this Note, all payments hereunder shall be deferred until all the Senior Obligations (actual or contingent) have been paid and discharged in full unless expressly permitted under Clause 4 (Permitted Payments) of the Seller Subordination Agreement.

(b) If the Senior Obligations are refinanced on an arm’s length basis, the parties agree to enter into a subordination agreement with the parties advancing funds for the refinancing on terms similar to those in the Seller Subordination Agreement in respect of and to the extent that the new advances do not exceed the Senior Obligations then outstanding.

3.	Payment

(a) Accrued interest shall be payable in arrears on the first business day of each March, June, September and December beginning 1 December 2006 (each a “Quarterly Payment”) and on the Maturity Date; provided that if the prevailing rate of interest under the Credit Agreement (“Lender Rate”) during the relevant interest period, is less than the Fixed Interest Rate, the interest payment for such period shall be the amount calculated at the Lender Rate and the difference between the accrued interest calculated by reference to the Fixed Interest Rate and the Lender Rate for such period (“Interest Rate Difference”) shall be paid on the Maturity Date. Interest shall accrue on the Interest Rate Difference at the Fixed Interest Rate and the amount of such interest shall be paid on the Maturity Date.

(b) Regardless of the date EBITDA Earnout Consideration is determined, it shall be deemed to have been outstanding from the date of this Note for all interest calculation purposes. Once the EBITDA Earnout Consideration is determined, all accrued and unpaid interest thereon, subject to the interest payment limitations in Section 3(a), shall be paid on the first Quarterly Payment after such determination.

(c) Principal shall be paid in four equal installments of 25% of the Principal each on 1 March 2007, 1 December 2007, 1 December 2008 and 15 March 2009 (each a “Principal Payment”). Each Principal Payment shall be made or deemed satisfied as follows: (i) first, by reduction of the amount due by the amount of the Post-Cash Working Capital Shortfall determined pursuant to Clause 6.8 of the SPA not previously applied to satisfaction of Principal; (ii) second, by reduction of the amount due by the amount of settled Relevant Claims not previously applied to the satisfaction of Principal;

(iii) third, by suspension of the payment obligation by the amount of asserted, but unsettled, Relevant Claims in the manner provided in Section 4 hereof to the extent that such unsettled Relevant Claims have not previously been applied to the suspension of Principal Payments; and (iv) fourth, by payment in immediately available funds.

(d) If the Company fails to make any Quarterly Payment or Principal Payment or pay any part thereof on its due date, interest on the unpaid amount shall accrue on a day to day basis at the relevant Fixed Interest Rate from but excluding the due date to and including the date of actual payment.

(e) All payments shall be applied to accrued interest and thereafter to principal.

(f) All amounts due hereunder are payable in lawful money of the United States of America.

(g) Principal plus accrued interest may be prepaid at any time without penalty by the Company.

(h) Notwithstanding anything to the contrary contained herein or in the SPA, in no event shall any amount payable by the Company as interest or other charges on this Note exceed the highest lawful rate permissible under any law applicable hereto.

4.	Relevant Claims

If, in accordance with Schedule 4 of the SPA, the Buyer gives the Seller notice of a Relevant Claim, and such Relevant Claim is not settled or otherwise determined by the date of a Principal Payment, the Principal Payment shall be suspended in the manner described in Section 3(c) by an amount equal to such unsettled Relevant Claim (“Amount Claimed”). Upon the settlement or determination of such Relevant Claim, the Principal Payment shall be deemed satisfied to the extent of the amount settled or otherwise determined in respect of such Relevant Claim (the “Settled Amount”), and an amount equal to the Amount Claimed less the Settled Amount, if any, shall be paid to the Seller within ten (10) Business Days of the settlement or determination of such Relevant Claim.

5.	Acceleration

(a) The amounts payable hereunder may be declared immediately due and payable by the Seller if: (a) the Company fails to make any Quarterly Payment when due and such failure to pay continues for five (5) days, (b) the Company fails to make any Principal Payment when due, or (c) the Company or any of its subsidiaries or the

Company’s shareholder raises financing other than the Facility (as defined in the Credit Agreement), which in a single transaction or a series of related transactions delivers proceeds in excess of US$50,000,000, or (d) the Company shall have made an assignment for the benefit of creditors or shall have admitted in writing its inability to pay its debts as they become due or consented to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of all or of substantially all of its property; or by order of a court of competent jurisdiction a receiver or liquidator or trustee of the Company or any of its property shall have been appointed and shall not have been discharged within 60 days, or by decree of such a court the Company shall have been adjudicated insolvent and such decree shall have continued undischarged and unstayed for 60 days after the entry thereof; or a petition to reorganize the Company, pursuant to any bankruptcy or similar statute applicable to the Company, shall have been filed against the Company and shall not have been dismissed within 60 days after such filing, or the Company shall have been adjudicated a bankrupt, or shall have filed a petition in voluntary bankruptcy under any provision of any bankruptcy law, or shall have consented to the filing of any bankruptcy or reorganization petition against it under any such law, or shall have filed a petition to reorganize the Company pursuant to any applicable law, provided that the foregoing acceleration right may not be exercised in a manner that causes the outstanding Principal at any time to be less than the prevailing liability cap, as determined in accordance with Part 1 of Schedule 9 of the SPA (the “Retained Amount”). Thereafter, on each date on which the liability cap falls in accordance with Part 1 of Schedule 9 of the SPA, and if Seller has exercised the foregoing acceleration right, the Company shall forthwith pay to the Seller the difference between the Retained Amount and the prevailing liability cap.

(b) Notwithstanding any other provision in this Note, the Seller’s rights under paragraph (a) above may only be exercised in accordance with the Seller Subordination Agreement.

6.	Amendments to the Credit Agreement

(a) Subject to paragraph (b) below, the Company shall not, without the written consent of the Seller agree to any amendment of any term of the Credit Agreement, except for an amendment which:

(i) is procedural or administrative in nature; or

(ii) does not result in the Company being subjected to more onerous obligations than those existing at the date hereof or which would otherwise prejudice the Seller’s rights under this Note.

(b)	If:

(i)	an Event of Default has been declared (other than in respect of a matter referred to in Clause 20.3(b) (Breach of other obligations) under the Credit Agreement) and is outstanding under the Credit Agreement; or

(ii)	an Event of Default has been declared in respect of a matter referred to in Clause 20.3(b) (Breach of other obligations) under the Credit Agreement and the Facility Agent has taken action to accelerate the Senior Obligations in respect of such an Event of Default, the Company may agree to any amendment of any term of the Credit Agreement without the consent of the Seller.

7.	No set-off, counterclaim, deduction or withholding

All sums payable under this Note shall be paid in full without set-off or counterclaiming for any reason and without deduction of or withholding for any taxes, duties levies, imposts or charges of any nature other than as contemplated in paragraphs 3(c), 4 and 5 hereof.

8.	Waiver

The Company hereby waives demand, protest and notice of demand, protest and nonpayment and consent to any and all renewals and extensions of the time of payment under this Note.

9.	Assignability

Neither the Seller nor the Company may assign, transfer, endorse or in any other way alienate any of its rights under this Note whether in whole or in part.

10.	Governing Law and Dispute Resolution

This Note is governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Any dispute arising under this Note shall be resolved in accordance with Clause 29 of the SPA.

MERIX CAYMANS TRADING COMPANY LIMITED

/s/ Mark R. Hollinger
Name:	Mark R. Hollinger

Title:	Chairman